EXHIBIT 99.12


                        EXCLUSIVE MANUFACTURING AGREEMENT


         This Manufacturing Agreement ("Agreement") is entered into as of October 21st, 1998, between R-Tec Technologies, Inc., a New Jersey Corporation, with its principal place of business at P.O. Box 70, Allamuchy, NJ, 07820 ("Contractor") and Anscott Chemical Industries, a New Jersey Corporation with its principal place of business at 26 Hanes Drive, Wayne, New Jersey, 07470, ("Manufacturer").


GENERAL

         The Contractor is in the business of developing, marketing and supporting certain products (defined below). The Manufacturer wishes to manufacture to the dealers and the remarketers of these products and assures the Contractor that it has the facilities, personnel, and technical expertise necessary to manufacture the products.

         The Manufacturer wishes to obtain from the Contractor, and the Contractor is willing to grant to the Manufacturer, the exclusive right to manufacture these products for resale purposes.

         In consideration for the mutual promises, covenants, and Agreements made below, the parties, intending to be legally bound, agree as follows:

1.       Definitions

         For purposes of this Agreement, the following terms will have the indicated definitions:

         "Agreement." This Agreement is by and between the Contractor and the Manufacturer.

         "Information." The documentation, technical information and/or business information, either oral or written that the Contractor or the Manufacturer furnishes to the other marked as; proprietary or confidential or simply treated as such by the disclosing party. The products and services, as well as any information relating to services, developments, services, processes, plans, financial information, customer and Contractor lists, forecasts and projections. Information shall also include the the terms of this Agreement. A party's information shall be deemed confidential under this Agreement unless the information: (1) is in the public domain through no act of other party; (2) is lawfully known by the other party from a source other than the first party with no restriction of confidentiality; or (3) must be disclosed by requirement of law or generally accepted accounting principles.

         "Term."  The duration of this Agreement.

         "Products." The "Leak Detection Products" developed by the Contractor Currently specified as R-12, R-22 or CO2 in kit form.

         "End-User." Any person or entity who obtains the product(s) in kit form.

         "Intellectual Property Rights." The intangible legal rights or interests evidenced by or embodied in (1) any idea, design, concept, technique, invention, discovery, or improvement regardless of patentability, but including patents, patent application, trade secrets and know-how; (2) any work of authorship, regardless of copyrightability, but including copyrights and any moral rights recognized by law; and (3) any other similar rights, in each case on a worldwide basis.

2.       Term

2.1 Term. This Agreement shall commence on the date stated in the first section and shall terminate October 21, 2003, unless it terminates sooner in accordance with the provisions of this Agreement. The Parties may renew this Agreement in writing upon mutual Agreement.

2.2 Continuation or Survival of Certain Sections. Certain section, (6.1 & 6.3) as indicated below, will survive and remain effective even after the termination of this Agreement. All other rights and obligations of each party to the other shall terminate upon the termination of this Agreement.

3.       Relationship
3.1 Exclusive Manufacturer. The Contractor grants the Manufacturer, and the Manufacturer accepts from the Contractor, the exclusive right to manufacture the products. This appointment is subject to the limitations set forth in Section 4.

3.2 Powers as Manufacturer. Except as expressly provided in this Agreement, all aspects of the production of the finished product by the Manufacturer shall be under the Manufacturer's sole control. Product will be produced accordingly to the formulations and specifications provided by the Contractor to the Manufacturer. The Manufacturer will exercise full compliance in adhering to those standards of quality established and communicated by the Contractor. The Manufacturer is not responsible for the performance of the finished product. The manufacturer is responsible for correctly adhering to the formulation and assembly of product pursuant to Contractor's written specifications.


3.3 Powers as Manufacturer. The Contractor and the Manufacturer, agree that their relationship is that of the contractor and the manufacturer and not that of joint venturers, principals or agents, or franchiser and franchisee. Both are independent contractors acting for their own accounts, and neither is authorized to make any commitment or representation, express or implied, on the other's behalf unless authorized to do so by the other in writing.

3.4 Use of Trademarks and Trade Names. No right, title or interest in or to any trademarks, trade names, slogans, labels and designs used by either the Contractor or the Manufacturer, nor the goodwill connected, is conveyed by this Agreement. The Manufacturer may, in connection with the promotion and sale of the products pursuant to the terms of this Agreement, refer to the Contractor's applicable trade names or trademarks provided that all such references are in conformance with the Contractor's requirements regarding such use, as such requirements are communicated to the Manufacturer in writing from time to time by the Contractor.

3.5 Marketing Responsibility. The Contractor shall pursue vigorously sales policies and procedures to realize the maximum sales potential for the products. The Manufacturer agrees to similarly pursue sales in the CO@ market defined in section 4.1.2

4.       Manufacturing Rights
In recognition of the investment to be made by the Manufacturer in connection with the manufacturing of the products, the parties agree to each of the following provisions:

4.1.1. The Contractor hereby grants the Manufacturer the exclusive right to manufacture the products in the United States. The Contractor is prohibited from importing the products into the United States.

4.1.2 The Manufacturer reserves the rights to both manufacture and re-sell the CO@ products without restriction in the industrual gas Industry, limited to, the use of carbon dioxide in Dry Cleaning and related applications. the Manufacturer may produce the products and re-sell to accounts in the CO2 market worldwide. It is the intent of the parties to enter into a re-sellers agreement for CO2 products. The Contractor will utilize its best efforts to divert all manufacturing requirements for CO2 applications to the Manufacturer.

4.1.3 The exclusive Manufacturing rights granted to the Manufacturer pursuant to this Agreement terminates five years following the signing date of this contract.


4.1.4 Other Products. The Contractor shall not sell any products in kit form with specifications comparable to R-12, R-22 or CO2, unless manufactured by the Manufacturer.

5.       Manufacturer's Responsibilities
         During the term of this Agreement, the Manufacturer agrees to the following:

5.1 Manufacturing  Orders. The Manufacturer shall manufacture the products based
on  purchase   orders   presented  from  the  Contractor  and  accepted  by  the
Manufacturer.

5.2 Reports. The Manufacturer shall deliver upon the request of the Contractor, a monthly report showing the Manufacturer's current inventory of each product
(listed in units); (2) the quantity of each product shipped (3) the number of returns and (4) other relevant information for the prior month as request from time to time by the Contractor. The Manufacturer shall cooperate with the Contractor to make the format, microcomputer environment, and coding of its monthly records compatible with the Contractor's record-keeping system.

5.3 Compliance with Laws. The Manufacturer shall comply with all material applicable present and future federal, state, county, local and, where necessary, foreign laws, ordinance and regulation relating to the sale of the products.

6.       Contractor's Rights and Responsibilities

6.1 Service Manual(s). Upon execution of this Agreement, the Contractor shall provide the Manufacturer with manuals documenting the appropriate method(s) of servicing/installing/ using the products). The Contractor is responsible for purchasing and providing the Manufacturer with aerosol cans and location identification tags to be packaged into the product kit and for all printed materials and labels to be included in the assembly of the products.

6.2 Training. The Manufacturer will not provide training to the Contractor or its customers.

6.3 System Documentation. The Contractor shall provide at no charge to the Manufacturer copies of each technical publication document, including without limitation, service and installation manuals that the Contractor prepares or uses for the products during the Term of this Agreement and for five years thereafter. The Manufacturer may use and/or reproduce and/or translate such materials, in whole or in part, but shall reproduce and include any copyright and proprietary notice of the Manufacturer on all copies of such materials.


6.4 Contractor Determination of Product Content. The Contractor reserves the right to determine the contents of the product, including its specification, features, and functions, as well as any documentation or related materials; (2) change or terminate any of the specifications, features, or functions of the products. Any changes made ot the product shall be indicated in writing to the Manufacturer. The Manufacturer may cancel any orders for discontinued products without liability. The cancellation is limited to only those orders placed by the manufacturer on behalf of the Contractor that the Contractor then discontinues the use of said raw material. The Contractor will be responsible for payment to the Manufacturer for any discontinued raw materials or for any product or service purchased by the Manufacturer on behalf of the Contractor. The contractor will identify any hazardous components associated with the manufacture or distribution of it's product by the Manufacturer.

7.       Purchase Orders

7.1 Initial Order. The Contractor will issue all instructions to Manufacturer in the form of a confirmed purchase order. The Initial Order shall be non-cancelable. The Manufacturer requires a 50% deposit, paid in advance, for this order. The Contractor will provide to the Manufacturer certain documents in order to establish a line of credit. The documents will include a credit application and a copy of the Incorporation Certificate. The Manufacturer will evaluate the application for the purposes of establishing a credit limit and terms with the Contractor.

7.2 Subsequent Orders. All subsequent orders shall be in writing or if placed orally, shall be confirmed in writing within three business days after such oral order. All orders, whether in writing or verbal shall specify: (1) the quantity and description of the products; (2) requested delivery dates (3) applicable price; and (4) any special instructions. All orders shall be governed solely by the terms and conditions of this Agreement. No additional or different provisions contained in the Contractor's purchase orders or any other business forms shall be of any force or effect whatsoever unless agreed to in writing by the other party.

7.3 Manufacturer's Acceptance. All orders for products by the Contractors shall be subject to acceptance by the Manufacturer and shall not be binding on the Manufacturer until acceptance of the written purchase order by the Manufacturer is confirmed in writing to the Contractor. The Manufacturer must evaluate the terms of the purchase order to determine if the specified delivery date can be accomplished. The Manufacturer will require a minimum production allowance of 12 weeks on the initial order and 8 weeks on all subsequent orders, subject to change. Lead times will be reduced once Contractor is able to forecast annual production requirements.

7.4 Controlling Terms. The terms and conditions of this Agreement shall apply to each order accepted or shipped by the Manufacturer under this Agreement. Any terms or conditions appearing on the face or reverse side of any purchase order, acknowledgment, or confirmation that are different from or in addition to those required under this Agreement shall not be binding on the parties, even if signed and returned, unless both parties expressly agree in a separate writing to be bound by such separate or additional terms and conditions.

7.5 Freight and Tax Charges. The Contractor shall pay the cost of freight and any taxes, levies, duties or fees of any kind, nature or description whatsoever applicable to the sale of any products by the Contractor. The Manufacturer shall not be required to pay taxes for product which it provides the Contractor, by the time of the submission of its purchase order to the Manufacturer, tax exemption certificates or licenses acceptable to the appropriate taxing authorities. In connection with the delivery of the products, the Contractor may designate the carrier for shipment and the amount of insurance and nature of coverage. If the Contractor fails to so designate any or all such items, the Manufacturer, at its discretion, may specify any item not so designated.

7.6 Acceptance Tests. The Contractor shall formulate, subject to the Manufacturer's approval, Acceptance Test Procedures. The Contractor has the right to conduct acceptance test on any of the products and may reject those that fail to pass that test. Such rejection shall be evidenced by notice of rejection to the Manufacturer, together with an indication of the basis for that rejection. The Manufacturer shall have no obligations with respect to any products properly manufactured by it pursuant to this Agreement.

8.0 Taxes. Prices to the Contractor do not include taxes of any nature.

8.1 Payment. After the initial order and based upon an established line of credit, the Contractor shall pay the Manufacturer's invoices to the Contractor within thirty days of the invoice date. The terms of any payments made to the Manufacturer from the proceeds of letters of credit must be pre-approved by the Manufacturer. The Contractor must maintain a current account with the Manufacturer in order to have additional orders for product filled.

8.2 Pricing. The Contractor has agreed to pay the Manufacturer a price of $10.90 per kit for the initial order. The price of $10.90 will be guaranteed for a period of (6) months with a minimum quantity of 5,000 kits. Pricing for orders for less than 5,000 kits will be determined. Subsequent orders for less than 5,000 kits will be based on prevailing market prices at the time of the order.

9.       Shipment, Risk of Loss and Delivery

9.1 Risk of Loss. Except as provided below, title to the products purchased pursuant to this Agreement will pass upon delivery to the Contractor. The Contractor assumes the risk of loss and damage of the products in transit from the Contractor's shipping point to the point of destination.


9.2 Modifications. The Manufacturer shall not have the right to modify any of the products, without the expressed written consent of the Contractor.

9.3 Shipment. All products shall be shipped by the Manufacturer F.O.B. Wayne, New Jersey. Shipments shall be made to the Contractor's identified warehouse facilities or freight forwarded to the end-user as specified by the Contractor. Unless specified in the Contractor's order, the Manufacturer shall select the mode of shipment and the carrier. The Contractor shall be responsible for and shall pay all shipping, freight, and insurance charges, which charges the Manufacturer may require the Contractor to pay in advance.

10.0 Disclaimer, No Other Warranty. The Manufacturer grants no warranties, express or implied, by statute or otherwise. Manufacturer does warranty its strict adherence to the contractors formulation and specification instructions.

10.1 Limitation of Liability. The Manufacturer warrants and guarantees, it s liability being limited to the purchase price of the products, strict compliance with the expressed specifications of the Contractor in manufacturing the products. The Manufacturer shall not be liable for the cost of procurement of substitute goods by the customer or for an special, consequential or incidental damages for breach of warranty.

10.2     Product Liability

10.3 Indemnification. The Manufacturer represents that it holds product liability insurance for its operation and will provide the Contractor with proof of same. The product liability insurance held by the Manufacturer insures against bodily injury or property damage resulting from improperly manufactured products. The Manufacturer will be liable for any claim resulting form the Manufacturer's failure to adhere to the Contractor's formulation and specifications. The Contractor shall indemnify and hold harmless the Manufacturer for damages or expenses resulting from any claim, suit or proceeding brought against the Manufacturer on the issue of product performance or user liability. The Manufacturer agrees that the Contractor has the right to defend, or at its option to settle, and the Contractor agrees that the
Contractor has the right to defend, or at its option ot settle, and the Contractor agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against the Manufacturer or its Customer on the issue of product liability, subject to the limitation set forth in this Agreement. The Contractor shall have sole control of any such action or settlement negotiations, and the Contractor agrees to pay, subject to the limitations of this Agreement set forth, any final judgment entered against the Manufacturer or its Customer on such issue in any such suit or proceeding defended by the Contractor. The Manufacturer agrees that the Contractor at its sole option shall be relieved of the foregoing obligations unless the Manufacturer or its Customer notifies the Contractor promptly in writing of such claim, suit or proceeding and gives the contractor authority to proceed as contemplated herein, and, at the Contractor's expense, gives the Contractor proper and full information and assistance to settle and/or defend any such claim, suit or proceeding.

10.4 Entire Liability. The foregoing provisions of this Section 10 state the entire liability and obligations fo the Contractor and the exclusive remedy of the Manufacturer and its Customers, with respect to any alleged product liability suit related to the products or any part thereof.

11.      Ownership Warrant and Indemnification

11.1 Contractor Ownership Warranty. The Contractor represents and warrants to the Manufacturer that: (1) the products are the originals with the Contractor;
(2) the products do not infringe upon any patent, Copy right, trade secret or other proprietary rights of others; (3) the Contractor has full power and authority to grant the rights granted within this Agreement tot he Manufacturer; and (4) the Contractor has not previously or otherwise granted any other rights in the products to any third party the conflict with the rights in this Agreement granted to the Manufacturer.

11.2 Indemnification. The Contractor agrees to defend at its expense and hold the Manufacturer harmless form any claim, demand, or suit against the Manufacturer resulting form a breach of any of the warranties set forth above in
Section 11.1 and to pay any cost, damages, or expenses (including attorneys' fees) arising from any such claim, demand, or suit. The Contractor shall have sole control of the defense of such action and all negotiations for its compromise or settlement. The Manufacturer shall timely notify the Contractor in writing of any such claim, demand, or suit, and, at the Contractor's request and expense, provide the Contractor with all available information, assistance and authority to enable the Contractor to defend the same. The Contractor shall indemnify the Manufacturer for all such costs, damages, and expenses as they are incurred.

11.3 Continued Use. Following notice of a claim or demand or a threatened or actual suit, the Contractor shall immediately, at its own expense, procure for the Manufacturer the right to continue the use of the products subject to such claim, demand or suit, or, having failed to obtain such rights, replace or modify such products to make them non-infringing, or, having failed to replace or modify the products, refund to the Manufacturer the purchase price of all unsold products. If the Manufacturer elects to replace or modify any of the products, such replacement or modification shall substantially meet the performance and interface specifications of the replaced or modified products.

11.4 Modification of the Products. The Contractor shall have no liability for any claim of infringement based on the Manufacturer's combination of the products with products not supplied by the Contractor if such claim would have been avoided by the use of the products without such specific products.

11.5 Survival of  Warranties.  The  warranties  and  indemnities  stated in this
Section 11 shall survive the expiration or termination of this Agreement.

12.      Limitation of Liability

12.1 Limitation of Liability. The warranties contained in Section 10 and 11 above are in lieu of all other warranties and conditions expressed or implied, including, but not limited to, those governing merchantability or fitness for a particular purpose. In the event that, despite Section 10, Manufacturer is found liable for damages based on any defect of nonconformity in the products, its total liability for each defective product shall not exceed the discounted price of such defective product.

12.2 Exclusion of Consequential Damages. In no event shall either party be liable to the other or any dealer or end-user for any indirect, special or consequential damages including, without limitation, lost profits, costs of delay, any failure of delivery or liability to third party arising from any source even if the party had been advised of the foreseeability of the same.

13. Trademarks. The Contractor shall have and retain sole ownership of the Trademarks, including the goodwill pertaining thereto. Subject to the Manufacturer's compliance with the Contractor's standard cooperative advertising policies, the Contractor hereby grants to the Manufacturer the right to use and display the Trademarks solely in connection with and solely to the extent reasonably necessary for the marketing, Manufacturing, and support of the products in accordance with the terms and conditions of this Agreement.

14. Notification. The Manufacturer shall promptly notify the Contractor of (1) any claims, allegations, or notification that its marketing, licensing, support, or service of the products may or will infringe the Intellectual Property Rights of any other person or entity; and (2) any determination, discovery, or notification that any person or entity is or may be infringing the Intellectual Property Rights of the Contractor. The Manufacturer shall n ot take any legal action relating to the protection or defense of any Intellectual Property Rights pertaining to the products without the prior written approval of the Contractor. The Manufacturer shall assist in the production and defense of such Intellectual Property Rights.

14.1     Infringement

14.1.1 If notified promptly in writing of and given sole control of the defense and all related negotiations and settlements, the Contractor shall defend the Manufacturer against any claim based on an allegation that a product supplied under this Agreement infringes any United States Intellectual Property Rights. The Contractor shall pay any resulting costs, damages, and attorney fees finally awarded by a court with respect to any such claims.

14.1.2 Contractor shall not be liable to the Manufacturer for any claim arising from or based upon the combination, operation, or use of any product with equipment, data, or programming not supplied by the Contractor, or arising from any alteration or modification of products.

14.1.3 The Contractor shall have no obligation to the Manufacturer with respect to any infringement involving or concerning the products except as stated in this Section 14.7.

15.1 Force Majeure. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force majeure within 60 days of notification or will notify Contractor of it's inability to do same.

15.2              Settlement of Disputes

Each party acknowledges and agrees that, if there is any breach of this Agreement, including without limitation, unauthorized use or disclosure of Confidential Information or other information of the other party or failure ot perform the terms of this contract, the matter will be resolved in accordance with the laws and remedies of the State of New Jersey.

15.3 Proprietary Information. Each party acknowledges that it may be furnished with or may otherwise receive or have access to information or material that relates to past, present or future products, software, research development, inventions, processes, techniques, designs or technical information and data, and marketing plans. (The "Proprietary Information"). Each party agrees to preserve and protect the confidentiality of the Proprietary Information and all of its physical forms, whether disclosed to the other party before this Agreement is signed or afterward, including the terms of this Agreement

15.4 Cumulative Rights. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth in this section and allowed under applicable law.

15.5 Governing Law. This Agreement shall be governed by the laws of this State of New Jersey.

15.6 Severability. If any provision of this Agreement is found invalid or unenforced according to its terms. Without limiting the previous, it is expressly understood and agreed that each and every provision of this Agreement that provides for a limitation of liability, disclaimer of warranties, or exclusion of damages is intended by the parties to be severable and independent of any other provision and to be enforced as such. Further, it is expressly understood and agreed that if any remedy under this Agreement is determined to have failed of its essential purpose, all other limitations of liability and exclusion of damages set forth in this section shall remain in full force and effect.

15.7 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing and shall be delivered or mailed certified return receipt requested to the respective parties at the addresses set forth above or at such other address as such party shall specify t the other party in writing. Any notice required or permitted to be given by the provisions of this Agreement shall be conclusively deemed to have been received on the day it is delivered to that party by U.S. Mail with Acknowledgement of Receipt or by any commercial courier providing equivalent acknowledgement of receipt. Captions and section headings used in this Agreement are for convenience only and are not a part of this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.





Contractor                                        Manufacturer

By: /s/Marc M. Scola                          By: /s/Jack Belluscio
------------------------                          ---------------------
Marc M. Scola                                     Jack Belluscio
Vice-President and General Counsel                President





Date signed:  October 21, 1998